Member FDIC

FOR IMMEDIATE RELEASE

Contacts:    Martha Fleming, Steve Brolly
Fidelity Bank – 404-240-1504

Fidelity Bank Announces Closing of $75.0 Million Subordinated Debt Offering

Atlanta, Ga., May 29, 2015 – Fidelity Bank (the “Bank”), a subsidiary of Fidelity Southern Corporation (Nasdaq: LION) (the “Company”), completed the issuance of $75 million in aggregate principal amount of subordinated notes due May 31, 2030 (the “Notes”). The Notes were issued by the Bank pursuant to a Note Purchase Agreement dated May 29, 2015.

The Notes will bear a fixed rate of interest of 5.875% per year, from and including May 29, 2015, to but excluding June 1, 2025. From and including June 1, 2025 to the maturity date, the interest rate will be a floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus 363 basis points. The Notes were priced at 100% of their par value. The Notes are callable at their par value in whole or in part on June 1, 2025 or any interest payment date thereafter. The Notes will qualify as Tier 2 regulatory capital for the Bank and the Company, and the intended use of proceeds includes general corporate purposes, including potential acquisitions.

The Bank was issued a BBB+ investment grade rating by Kroll Bond Rating Agency on May 14, 2015. The Notes were rated BBB by Kroll Bond Rating Agency.

Keefe, Bruyette & Woods, Inc. served as a lead placement agent for the Notes offering, with FIG Partners LLC serving as co-placement agent.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security of the Bank or the Company.

About Fidelity Southern Corporation
Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled "Forward Looking Statements" from Fidelity Southern Corporation's 2014 Annual Report filed on Form 10-K with the Securities and Exchange Commission. Additional information and other factors that could affect future financial results are included in the Company's filings with the Securities and Exchange Commission.